Exhibit 3.2

ARTICLES OF INCORPORATION

OF

PLANET 13 HOLDINGS INC.

ARTICLE 1.

NAME

The name of the corporation is Planet 13 Holdings Inc. (the “Corporation”).

ARTICLE 2.

PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”).

ARTICLE 3.

CAPITALIZATION

A.         The total number of shares of all classes of stock that the Corporation is authorized to issue is one billion five-hundred fifty million (1,550,000,000), consisting of (i) one billion five hundred million (1,500,000,000) shares of common stock, with no par value (the “Common Stock”) and (ii) fifty million (50,000,000) shares of preferred stock, no par value as of the effective time of these Articles of Incorporation and thereafter as may be established by the Board of Directors of the Corporation (the “Board of Directors”) with respect to any class or series thereof in the applicable Preferred Stock Designation (the “Preferred Stock”). Holders of shares of Common Stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor. In the event of any liquidation or dissolution of the Corporation, all assets of the Corporation legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Corporation, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding Preferred Stock, will be distributed ratably, in cash or in kind, among the holders of Common Stock.

B.         The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued class or series of Preferred Stock, and the treatment in the case of a merger, business combination transaction, or sale of the Corporation’s assets, and to increase or decrease the number of shares of any class or series so created subsequent to the issue of that class or series but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series. There shall be no limitation or restriction on any variation between any of the different classes or series of Preferred Stock as to the designations, preferences, limitations, restrictions and relative rights thereof; and the several classes or series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or a committee of the Board of Directors, providing for the issuance of the various classes or series of Preferred Stock.

C.         The number of authorized shares of any of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Common Stock or Preferred Stock, or of any class or series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation irrespective of the provisions of Section 78.2055 and 78.207 of the NRS.

D.          Except as otherwise required by applicable law:

1.	Each share of Common Stock shall entitle the holder thereof to one (1) vote on all matters on which stockholders generally are entitled to vote.
2.

Except as otherwise required in these Articles of Incorporation, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

3.

The holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other class or series of Preferred Stock, to vote thereon as a separate class pursuant to these Articles of Incorporation or a Preferred Stock Designation or pursuant to the NRS as currently in effect or as the same may hereafter be amended.

4.	No stockholder has any right or will be permitted to cumulate votes in any election of directors.
5.	Shares of one class or series of stock may be issued as a share dividend in respect of another class or series, Section 78.215(4) of the NRS notwithstanding.

ARTICLE 4.

BYLAWS

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE 5.

BOARD OF DIRECTORS

A.          Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

B.         Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Board of Directors.

C.         Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and if any such vacancies are not filled by the remaining Director or Directors, then such vacancy may be filled by the stockholders. Any Director so chosen shall hold office until the next election of Directors and until his successor shall be elected and qualified.

D.         Subject to the rights of the holders of any class or series of Preferred Stock then outstanding and except as otherwise provided in these Articles of Incorporation, any Director, or the entire Board of Directors, may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an annual or special meeting duly noticed and called in accordance with the Bylaws.

E.          Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 6.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the NRS, as amended from time to time, and may be taken without a meeting, without prior notice and without a vote, if a unanimous consent or consents in writing, setting forth the action so taken, are signed by all holders of the issued and outstanding shares of the relevant class(es) or series of stock of the Corporation (other than treasury stock) entitled to vote thereon by delivery to its registered office in Nevada, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE 7.

AMENDMENTS AND ENFORCEABILITY

A.         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article 6 or Article 9 shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of Directors.

B.          If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any sentence of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 8.

INDEMNIFICATION

The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no Director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a Director or officer. No amendment to, or modification or repeal of, this Article 8 shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE 9.

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees arising pursuant to any provision of the NRS, Chapter 92A of the Nevada Revised Statutes or these Articles of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court, or for which the Court does not have subject matter jurisdiction.

ARTICLE 10.

CONTROL SHAREHOLDER ACT EXCLUSIONS

The Corporation expressly elects not to be governed by Sections 78.411 through 78.444 (Combinations with Interested Stockholders) and 78.378 through 78.3793 (Acquisition of Controlling Interest), inclusive, of the NRS.

ARTICLE 11.

REGULATORY MATTERS

A.	For purposes of these Articles of Incorporation, the following terms shall have the meanings specified below:

1.	“Affiliate” (and derivatives of such term) shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act;

2.

“Affiliated Company” means any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under any law or regulation issued by a Governmental Authority relating to the conduct of the Business), in each case that is registered or licensed under a Governmental Authority relating to the conduct of the Business;

3.

“Applicable Price” means a price per Equity Security determined in the sole discretion of the Board of Directors, but not less than 95% of the lesser of: (i) the Closing Market Price of the Equity Securities on the Exchange; (ii) the five-day volume weighted average price of the Equity Securities on the Exchange for the five trading days immediately prior to the closing of the Redemption or Transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates), (iii) if such Equity Securities are not then listed for trading on the Exchange, then the mean between the representative bid and the ask price as quoted by another generally recognized reporting system, (iv) if such Equity Securities are not so quoted, then the average of the highest bid and lowest ask prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets Inc. or any similar successor organization, and (v) if such Equity Securities are not quoted by any recognized reporting system, then the fair value thereof, as determined in good faith and in the reasonable discretion of the Board of Directors;

4.

“Business” means the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products, including in the United States or elsewhere, which include the owning and operating of cannabis licenses;

5.

“Closing Market Price” shall be: (i) an amount equal to the closing price of the Equity Securities on the trading day immediately prior to the closing of the Redemption or Transfer if there was a trade on the specified date and the applicable exchange or market provides a closing price; or (ii) an amount equal to the average of the last bid and last asking prices of the Equity Securities on the trading day immediately prior to the closing of the Redemption or Transfer if there was no trading on the applicable date;

6.

“Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, means the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under any law or regulation issued by a Governmental Authority relating to the conduct of the Business;

7.	“Determination Date” means the date on which the Corporation provides written notice to any stockholder that the Board of Directors has determined that such stockholder is an Unsuitable Person;

8.	“Exchange” means the Canadian Securities Exchange or the then principal securities exchange on which the Equity Securities are listed or quoted for trading, if any;

9.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time;

10.

“Governmental Authority” or “Governmental Authorities” means any United States or foreign, federal, provincial, state, county, regional, local or municipal government, any agency, administration, board, bureau, commission, department, service, or other instrumentality or political subdivision of the foregoing, and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or monetary policy (including any court or arbitration authority) and any Exchange;

11.	“Interest” means the stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Equity Securities;

12.

“Licenses” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers and entitlements issued by a Governmental Authority to or for the benefit of the Corporation or any Affiliated Company required for, or relating to, the conduct of the Business;

13.

“Own” or “Ownership” (and derivatives of such terms) means (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under any law or regulation issued by a Governmental Authority relating to the conduct of the Business;

14.	“Person” means an individual, partnership, corporation, company, limited or unlimited liability company, trust or any other entity;

15.

“Redemption Date” means the date on which the Corporation will redeem and pay for the Equity Securities pursuant to this Article 11. The Redemption Date will be not less than thirty (30) Trading Days following the date of the Redemption Notice unless a Governmental Authority requires that the Equity Securities be redeemed as of an earlier date or the Board of Directors determines in its reasonable discretion that the Equity Securities be redeemed as of an earlier date, in which case, the Redemption Date will be such earlier date and if there is an outstanding Redemption Notice, the Corporation will issue an amended Redemption Notice reflecting the new Redemption Date forthwith;

16.	“SEC” means the U.S. Securities and Exchange Commission.

17.

“Equity Security” or “Equity Securities” means the capital stock of the Corporation and the capital stock, member’s interests or membership interests, partnership interests or other equity securities of any Affiliated Company;

18.

“Significant Interest” means Ownership or Control of five percent (5%) or more of any class or series of Equity Securities, or such lesser percentage of Equity Securities as is determined in good faith and in the reasonable discretion of the by the Board of Directors;

19.	“Subject Stockholder” means a Person, a group of Persons acting jointly or in concert or a group of Persons who the Board of Directors reasonably determines are acting jointly or in concert;

20.

“Trading Day” means a day on which trades of any class of the Equity Securities are executed on the Exchange or the then principal securities exchange on which the Equity Securities are listed or quoted for trading;

21.	“Transfer Date” means the date on which a Transfer of Equity Securities required by the Corporation is required to be completed by the Corporation; and

22.	“Unsuitable Person” means:

a)	any Person (including a Subject Stockholder) with a Significant Interest who a Governmental Authority granting the Licenses has determined to be unsuitable to own Equity Securities;

b)

any Person (including a Subject Stockholder) with a Significant Interest whose Ownership or Control of Equity Securities may result in the loss, suspension, revocation or non-renewal (or similar action) with respect to any Licenses or may result in in the Corporation or any Affiliated Company being unable to obtain any new Licenses in the normal course, including, but not limited to, as a result of such Person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a Governmental Authority, all as determined by the Board of Directors;

c)

any Person who has not been determined by the applicable Governmental Authority to be an acceptable Person or otherwise have not received the requisite consent of such Governmental Authority to own the Equity Securities within a reasonable period of time acceptable to the Board of Directors or prior to acquiring any Equity Securities, as applicable; or

d)

any Person who is deemed likely, in the sole discretion of the Board of Directors, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any License held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Corporation or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any License of the Corporation or any Affiliated Company.

B.

Subject to Article 11(D), no Subject Stockholder may acquire Equity Securities that would result in the holding of a Significant Interest, directly or indirectly, in one or more transactions, without providing not less than 30 days’ advance written notice (or such shorter period as the Board of Directors may approve) to the Corporation by written notice to the Corporation’s head office to the attention of the secretary of the Corporation and without having received all required approvals from all Governmental Authorities.

C.

If the Board of Directors reasonably believes that a Subject Stockholder may have failed to comply with any of the provisions of Article 11(B), the Corporation may, without prejudice to any other remedy hereunder, apply to the Eighth Judicial District Court of Clark County of the State of Nevada or another court of competent jurisdiction for an order directing that the Subject Stockholder disclose the number of Equity Securities Owned.

D.	The provisions of Article 11(B) and 11(C) will not apply to the Ownership, Control, acquisition or disposition of Equity Securities as a result of:

1.	any transfer of Equity Securities occurring by operation of bankruptcy or insolvency law including, inter alia, the transfer of Equity Securities of the Corporation to a trustee in bankruptcy;

2.

an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold Equity Securities for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with Article 11(B);

3.	the holding by a recognized clearing agency or recognized depositary in the ordinary course of its business; or

4.

the conversion, exchange or exercise of securities of the Corporation or an Affiliated Company (other than the Equity Securities) duly issued or granted by the Corporation or an Affiliated Company, into or for Equity Securities, in accordance with their respective terms.

E.

Following any Redemption (as defined below) of Equity Securities from an Unsuitable Person in accordance with the terms of this Article 11, the redeemed Equity Securities shall be cancelled, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a stockholder, member, partner or owner, as applicable, of the Corporation and/or Affiliated Company with respect to such Equity Securities, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Equity Securities, other than the right to receive the Applicable Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Equity Securities to be so redeemed.

F.

At the option, but not obligation, of the Corporation, and at the sole discretion of the Board of Directors, any Equity Securities directly or indirectly Owned or Controlled by an Unsuitable Person may be (i) redeemed by the Corporation (for the Applicable Price) out of funds lawfully available on the Redemption Date (a “Redemption”), or (ii) required to be transferred to a third party (a “Transferee”) for the Applicable Price and on such terms and conditions as the Board of Directors may direct (a “Transfer”, and each Equity Security subject to a Transfer, a “Transferred Share”). Equity Securities to be redeemed or mandatorily transferred pursuant to this section will be redeemed or mandatorily transferred at any time and from time to time pursuant to the terms hereof.

G.

In the case of a Redemption, the Corporation will send a written notice to the holder of the Equity Securities called for Redemption, which will set forth: (i) the Redemption Date, (ii) the number of Equity Securities to be redeemed on the Redemption Date, (iii) the Applicable Price or the formula pursuant to which the Applicable Price will be determined and the manner of payment therefor, (iv) the place where such Equity Securities (or certificate therefor, as applicable) must be surrendered, or accompanied by proper instruments of transfer (and if so determined by the Board of Directors, together with a medallion signature guarantee), and (v) any other requirement of surrender of the Equity Securities to be redeemed (the “Redemption Notice”). The Redemption Notice may be conditional such that the Corporation need not redeem the Equity Securities Owned or Controlled by an Unsuitable Person on the Redemption Date if the Board of Directors determines, in its sole discretion, that such Redemption is no longer advisable or necessary on or before the Redemption Date. If applicable, the Corporation will send a written notice confirming the amount of the Applicable Price promptly following the determination of such Applicable Price.

H.

Upon receipt by the Unsuitable Person of a Redemption Notice in accordance with Article 11(G) and surrender of the relevant share certificate, if applicable, the holder of the Equity Securities tendered for redemption (together with the applicable transfer documents) shall be entitled to receive the Applicable Price per share of redeemed Equity Securities.

I.

The Applicable Price payable in respect of the Equity Securities surrendered for Redemption during any calendar month shall be satisfied by way of cash payment no later than the last day of the calendar month following the month in which the Equity Securities were tendered for Redemption. Payments made by the Corporation of the cash portion of the Applicable Price, less any applicable taxes and any costs to the Corporation of the Redemption, are conclusively deemed to have been made upon the mailing of a check in a postage prepaid envelope addressed to the Unsuitable Person unless such check is dishonored upon presentment. Upon such payment, the Corporation shall be discharged from all liability to the former Unsuitable Person in respect of the redeemed Equity Securities.

J.

In the case of a required Transfer, the Corporation will send a written notice to the holder of the Equity Securities in question, which will set forth: (i) the Transfer Date, (ii) the number of Equity Securities to be Transferred on the Transfer Date, (iii) the Applicable Price or the formula pursuant to which the Applicable Price will be determined and the manner of payment therefor, (iv) the place where such Equity Securities (or certificate therefor, as applicable) must be surrendered, accompanied by proper instruments of transfer (and if so determined by the Board of Directors, together with a medallion signature guarantee), and (v) any other requirement in respect of the Equity Securities to be Transferred, which may without limitation include a requirement to dispose of the Equity Securities via the Exchange to a Person who would not be in violation of the provisions of this Article 11 (the “Transfer Notice”). The Transfer Notice may be conditional such that the Corporation need not require the Transfer of the Equity Securities Owned or

Controlled by an Unsuitable Person on the Transfer Date if the Board of Directors determines, in its sole discretion, that such Transfer is no longer advisable or necessary on or before the Transfer Date. If applicable, the Corporation will send a written notice confirming the amount of the Applicable Price promptly following the determination of such Applicable Price.

K.

Upon receipt by the Unsuitable Person of a Transfer Notice in accordance with Article 11(J) and surrender of the relevant Equity Security certificate, if applicable (together with applicable Transfer documents), the holder of the Equity Securities tendered for Transfer shall be entitled to receive the Applicable Price per Transferred Share from the Transferee.

L.

If Equity Securities are required to be Transferred under Article 11(J), the former owner of the Equity Securities immediately before the Transfer shall by that Transfer be divested of their interest or right in the Equity Securities, and the Transferee shall be entitled to receive only the Applicable Price per Transferred Share, without interest, less any applicable taxes and any costs to the Corporation of the Transfer.

M.

Following the sending of any Redemption Notice or Transfer Notice, and prior to the completion of the Redemption or Transfer specified therein, the Corporation may refuse to recognize any other disposition of the Equity Securities in question.

N.

If the Corporation does not know the address of the former holder of Equity Securities Transferred or Redeemed hereunder, it may retain the amount payable to the former holder thereof, title to which shall revert to the Corporation if not claimed within two (2) years (and at that time all rights thereto shall belong to the Corporation).

O.

To the extent required by applicable laws, the Corporation may deduct and withhold any tax from the Applicable Price. To the extent any amounts are so withheld and are timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes herein as having been paid to the Person in respect of which such deduction and withholding was made.

P.

All notices given by the Corporation to holders of Equity Securities pursuant to this Article 11, including a Redemption Notice or Transfer Notice, will be in writing and will be deemed given when delivered by personal service, overnight courier or first-class mail, postage prepaid, to the holder’s registered address as shown on the Corporation’s share register. Written notice may also be given personally or by facsimile or electronic mail and such notice shall be deemed to be given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by facsimile or electronic mail.

Q.

The Corporation’s right to Redeem or Transfer Equity Securities pursuant to this Article 11 will not be exclusive of any other right the Corporation may have or hereafter acquire under any agreement or any provision of the notice of articles or the articles of the Corporation or otherwise with respect to the Equity Securities or any restrictions on holders thereof.

R.

In connection with the conduct of its or its Affiliated Companies’ Business, the Corporation may require that a Subject Stockholder provide to one or more Governmental Authorities, if and when required, information and fingerprints for a criminal background check, individual history form(s), and other information required in connection with applications for Licenses.

S.

Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys’ fees, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing Ownership or Control of Equity Securities, the neglect, refusal or other failure to comply with the provisions of this Article 11, or failure to promptly divest itself of any Equity Securities when required by any law or regulation issued by a Governmental Authority relating to the conduct of the Business or this Article 11.

T.

The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article 11 and each holder of the Equity Securities of the Corporation shall be deemed to have acknowledged, by acquiring the Equity Securities of the Corporation, that the failure to comply with this Article 11 will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article 11.

U.

The Corporation’s right to Redeem or Transfer Equity Securities pursuant to this Article 11 shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of the bylaws or otherwise.

V.	The Board of Directors can waive any provision of this Article 11 in its sole discretion and/or if required by any applicable law or Governmental Authority.

W.

In the event that any provision (or portion of a provision) of this Article 11 or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of Article 11 (including the remainder of such provision, as applicable) will continue in full force and effect.

X.

Except as may be required by any applicable law or Governmental Authority, the Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this Article 11 in any instance in which Board of Directors determines that a waiver would be in the best interests of the Corporation. The Board of Directors may terminate any rights of the Corporation or restrictions set forth in this Article 11 to the extent that the Board of Directors determines that any such termination is in the best interests of the Corporation. Except as may be required by a Governmental Authority, nothing in this Article 11 shall be deemed or construed to require the Corporation to repurchase any Equity Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

Y.	Any newly elected or appointed Director or officer of, or nominee to any such position with, the Corporation, who is required to qualify pursuant to applicable law or Governmental Authority, shall not exercise any powers of the office to which such individual has been elected, appointed or nominated until such individual has been found qualified to hold such office or position by the applicable Governmental Authority in accordance with the applicable law or the Governmental Authority permits such individual to perform duties and exercise powers relating to any such position pending qualification, with the understanding that such individual will be immediately removed from such position by the Board of Directors if the applicable Governmental Authority determines that there is reasonable cause to believe that such individual may not be qualified to hold such position.

Z.

No holder of Equity Securities nor any other Person claiming an interest in Equity Securities shall have any claim or action against the Corporation or against any Director or officer of the Corporation, and the Corporation shall have no claim or action against any Director or officer of the Corporation, arising out of any act (including any omission to act) taken by any such director or officer pursuant to, or in intended pursuance of, the provisions of this Article 11 or any breach or alleged breach of such provisions.

ARTICLE 12

EFFECTIVE TIME

The effective time of these Articles of Incorporation shall be 12:01 a.m. (Vancouver time) on September 15, 2023 or as soon thereafter as these Articles of Incorporation are filed with, and made effective by, the Secretary of State of the State of Nevada.